Exhibit 99.1

Arconic Announces Austin Camporin Will Step Down from the Board

PITTSBURGH, PA, December 10, 2020 – Arconic Corporation (NYSE: ARNC) (“Arconic”) announced today that Austin G. Camporin will be stepping down from the Board of Directors effective December 10th.

Mr. Camporin, Portfolio Manager at Elliott Management, has served on the Arconic Board and its Finance Committee since its launch as a standalone company on April 1, 2020.

“We want to thank Austin for his service to the Board at such a foundational stage of the company,” said Frederick “Fritz” Henderson, Chairman of the Board. “His insights and unique experience provided value to Arconic’s Board and management team.”

Mr. Camporin commented that “Arconic is a tremendous company and has been a strong long-term investment for Elliott Management. I am proud to have served as a director during its successful launch and to have played a role in setting a course for the company to continue to thrive and grow. Arconic today is well positioned to execute on numerous opportunities before it to drive operational efficiency, improved capacity utilization and increased market share, all thanks to the company’s great leadership team and its talented employees. I want to commend Tim, Fritz, and the entire management team and board for such a positive, collaborative experience. I look forward to Arconic’s continued success.”

About Arconic
Arconic Corporation (NYSE: ARNC), headquartered in Pittsburgh, Pennsylvania, is a leading provider of aluminum sheet, plate and extrusions, as well as innovative architectural products, that advance the ground transportation, aerospace, industrial, packaging and building and construction markets.
For more information: www.arconic.com.

Investor Contact      Media Contact
Jason Secore         Tracie Gliozzi
Shane Rourke         (412) 992-2525
(412) 315-2984                                 Tracie.Gliozzi@arconic.com
Investor.Relations@arconic.com

Dissemination of Company Information
Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.

Forward-Looking Statements
This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Arconic Corporation’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements. These statements reflect beliefs and assumptions that are based on Arconic’s perception of historical trends, current conditions and expected future developments, as well as other factors Arconic believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance. Although Arconic Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, these expectations may not be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties, many of which are beyond Arconic’s control. Such risks and uncertainties include, but are not limited to, the risk factors summarized in Arconic’s reports filed with the U.S. Securities and Exchange Commission (SEC). The statements in this release are made as of the date of this release, even if subsequently made available by Arconic on its website or otherwise. Arconic disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

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